Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact
Sean Mahoney
Investor Relations
Curative Health Services/
   Critical Care Systems, Inc.
603-888-1500
smahoney@curativehealth.com


             CURATIVE TERMINATES EMPLOYEE INVOLVED IN TAX FRAUD AND FACTOR PRODUCT DIVERSION PRIOR TO HIS EMPLOYMENT WITH CURATIVE

Nashua, New Hampshire - September 21, 2005 - Curative Health Services, Inc.
(CURE) today announced that it has terminated the employment of the Company's Vice President of Hemophilia Community Services, James H. Williams, after learning that, on September 6, 2005, Mr. Williams pleaded guilty in federal court to three counts of tax fraud that arose from conduct that occurred prior to his affiliation with Curative. The felony charges state that Mr. Williams failed to report certain income on his 1999, 2000 and 2001 federal tax returns that he derived from participating in an illegal scheme involving the diversion of blood clotting factor. Specifically, Mr. Williams admitted participating in a scheme through which excess blood clotting factor was purchased illegally from hemophilia patients and then resold to the principals of a Florida wholesale pharmacy. Mr. Williams participated in this scheme while he was an employee of Apex Therapeutic Care, Inc. prior to Curative's acquisition of that company in February of 2002. At the time it acquired Apex, Curative had no knowledge of the existence of the scheme described in Mr. Williams' court proceeding.

Last week in federal court in Los Angeles, Mr. Williams admitted that he deposited some of the profits from his participation in this scheme to illegally purchase and resell blood factor into an off-shore bank account that was opened in the name of a trust in order to conceal his identity. Mr. Williams accessed the funds in the off-shore trust account through the use of a credit card. Other profits from the scheme were distributed in the form of cash or checks, or payments made to third parties on Mr. Williams' behalf. The IRS and the federal government charged that Mr. Williams failed to report the profits he received from this scheme on his tax returns for the tax years 1999, 2000, and 2001.

The Company learned of the existence of Mr. Williams' guilty plea through a press release issued by the Internal Revenue Service on September 7, 2005. The Company immediately terminated Mr. Williams' employment after confirming the nature of the proceeding and Mr. Williams' admissions through publicly available court documents.



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Paul McConnell, President and CEO of Curative, stated, "We are extremely disappointed to learn that Jim Williams was involved in this criminal conduct which would not be tolerated in this Company. We believe his conduct betrayed the trust of the entire hemophilia community. At the time Mr. Williams joined the Company, we had no knowledge of his illegal conduct. The Company did not participate in his conduct, and would never condone such conduct. We expect our employees to continually demonstrate the highest standards of ethical conduct and professional integrity in their day to day business activities in accordance with our Corporate Compliance Program."

The Company has learned that various participants in the scheme to illegally purchase and resell blood clotting factor that is described in Mr. Williams' criminal tax proceeding are being prosecuted by federal authorities. The Company has confirmed with federal authorities and with state law enforcement authorities in California that it is not the target of any investigation or legal action relating to this matter.


About Curative Health Services

Curative Health Services, Inc. is a leading provider of Specialty Infusion and Wound Care Management services.

The Specialty Infusion business, through its national footprint of Critical Care Systems branch pharmacies, provides a cost-effective alternative to hospitalization, delivering pharmaceutical products and comprehensive infusion services to pediatric and adult patients in the comfort of their own home or alternate setting. Each JCAHO accredited branch pharmacy has a local multidisciplinary team of experienced professionals who clinically manage all aspects of a patient's infusion and support needs.

The Wound Care Management business is a leading provider of wound care services specializing in chronic wound care management. The Wound Care Management business manages, on behalf of hospital clients, a nationwide network of more than 100 Wound Care Center(R) programs that offer a comprehensive range of services for treatment of chronic wounds, including outpatient, inpatient, post-acute and hyperbaric oxygen therapy.

For more information, visit www.curative.com.


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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks associated with our acquisition of Critical Care Systems including, but not limited to, integration risks and costs, risks of client retention, and risks associated with the operations of the acquired business, as well as risks in our current businesses such as the substantial level of indebtedness incurred in connection with the acquisition of Critical Care Systems, the potential for termination or non-renewal of a material number of contracts, an inability to obtain new contracts, changes in government regulations relating to the Company's Specialty Infusion or Wound Care
Management businesses, changes in the regulations governing third party reimbursements for the Company's services, manufacturing shortages of products sold by Curative's Specialty Infusion business, the impact of competitive products and pricing, the ability to maintain pricing arrangements with suppliers that preserve margins, the seasonality and variability of operating results, the Company's ability to implement its strategies and achieve its objectives and the other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Readers of this release are referred to the Company's Annual Report on Form 10-K for the year ending
December 31, 2004, and Quarterly Report on Form 10-Q for quarter ending June 30, 2005 for further discussion of these and other risk factors that could affect future results.

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